EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

CORRELATE ENERGY CORP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee
		Newly Registered Securities
Fees to be paid	Equity	Units consisting of (i) one share of Common Stock, par value $0.0001 per share, and (ii) one warrant to purchase one share of Common Stock(2)	457(o)		1,345,500	$7.00	$18,837,000	$0.00014760	$2,780.34
Fees to be paid	Equity	Pre-funded units, each pre-funded unit consisting of (i) one pre-funded warrant to purchase one share of common stock, par value $0.0001 per share, and (ii) one common warrant	457(o)	(3)			(3)
Fees to be paid	Equity	Shares of Common Stock	457(i)		1,345,500	$7.00	$9,418,500.00	0.00014760	1,390.17
Fees to be paid	Equity	Warrants to purchase shares of Common Stock, included as part of the Units	457(i)		—	—	—	—	—
Fees to be paid	Equity	Shares of Common Stock issuable upon exercise of the Warrants included in the Units	457(i)		1,345,500	$7.00	$9,418,500.00	$0.00014760	$1,390.17
Fees to be paid	Equity	Representative’s Warrant	457(i)			-	-	-
Fees to be paid	Equity	Shares of Common Stock issuable upon exercise of the Representative’s Warrants (5)	457(i)		585,000	$8.5	$511,875.00	$0.00014760	$75.55
Fees Previously Paid		Common Stock, $0.0001 par value per share	457(o)		—		$14,000,000	$0.00014760	$2,066.40
Fees Previously Paid		Shares of Common Stock issuable upon exercise of the Warrants included in the Units	457(i)		--		14,000,000	0.00014760	2,066.40
Fees Previously Paid	Equity	Shares of Common Stock issuable upon exercise of the Representative’s Warrants (5)	457(g)		—	—	700,000	0.00014760	103.32
Total Offering Amounts							$19.348,875.00		$2,855.89
Total Fees Previously Paid									4,326.12
Total Fee Offsets									1,470.23
Net Fee Due									$0.00

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(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)

The proposed maximum offering price of the units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Units offered and sold in the offering, and as such the proposed aggregate maximum offering price of the units together with the Pre-Funded Units (including the common stock issuable upon exercise of the Pre-Funded Warrants), if any, is $18,837,000.

(4)	No separate registration fee required pursuant to Rule 457(g) of the Securities Act.
(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue to the representative of the underwriters warrants to purchase the number of shares of our common stock (the “Representative’s Warrants”) in the aggregate equal to five percent (5%) of the shares of our common stock to be issued and sold in this offering (including shares issuable upon exercise of the over-allotment option described herein). The Representative’s Warrants are exercisable for a price per share equal to 125% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g), the proposed maximum aggregate offering price of the Representative’s Warrants is $511,875.